Exhibit 10.11

EXECUTION VERSION

SHARED SERVICES AGREEMENT

by and among

VERSO PAPER CORP.,

NEWPAGE HOLDINGS INC.

and

NEWPAGE CORPORATION

Dated as of January 7, 2015

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ARTICLE X DEFAULT	12

10.01 Definition	12
10.02 Verso Default	12
10.03 NewPage Default	13
10.04 Bankruptcy	13
10.05 Reorganization/Receiver	13
10.06 Delays and Omissions	14

ARTICLE XI TERMINATION	14

11.01 Terminating Events	14
11.02 Termination for Convenience	14
11.03 Effect of Termination	14

ARTICLE XII NOTICES	14

12.01 Notices	14

ARTICLE XIII DISPUTE RESOLUTION	15

13.01 Resolution Procedure	15
13.02 Exchange of Written Statements	15
13.03 Good Faith Negotiations	15
13.04 Determination of Steering Committee	16

ARTICLE XIV MISCELLANEOUS	16

14.01 Assignment	16
14.02 Construction	16
14.03 Confidentiality	16
14.04 Governing Law	17
14.05 Severability	17
14.06 Attorneys’ Fees	17
14.07 Entire Agreement	17
14.08 Counterparts	17
14.09 Force Majeure	18
14.10 No Warranties	18
14.11 Headings	18
14.12 Waiver	18
14.13 Consent to Jurisdiction	18
14.14 Waiver of Jury Trial	19
14.15 Third Party Beneficiaries	19
14.16 Amendments	19
14.17 No Right of Set-Off	19

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Exhibits

Exhibit A	Shared Services

Exhibit B	Intercompany Transactions

Exhibit C	Synergies

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SHARED SERVICES AGREEMENT

Shared Services Agreement (the “Agreement”), dated as of January 7, 2015, by and among Verso Paper Corp., a Delaware corporation (“Verso”), NewPage Holdings Inc., a Delaware corporation (“NewPage Parent”), and NewPage Corporation, a Delaware corporation (“NewPage”) (each of NewPage and Verso, a “Primary Party” and collectively the “Primary Parties”) (collectively, the “Parties”). Capitalized terms have the meanings set forth in Article I.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of January 3, 2014 (as amended from time to time, the “Merger Agreement”), by and among Verso, Verso Merger Sub Inc. and NewPage Parent, Verso agreed to acquire NewPage Parent and NewPage, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as required by Verso’s debt financing, and as contemplated by the Merger Agreement, the Parties desire that Verso may provide or cause to be provided certain services to NewPage on the terms and subject to the conditions set forth herein;

WHEREAS, as required by Verso’s debt financing, and as contemplated by the Merger Agreement, the Parties desire that 100% of the realized synergies and cost savings resulting from the transactions contemplated by the Merger Agreement shall be for the benefit of Verso; and

WHEREAS, in addition, the Parties expect that they will from time to time engage in certain intercompany transactions in the ordinary course of their respective businesses.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Business Days” shall mean all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Change of Control Transaction” has the meaning set forth in Section 10.03(b).

“Confidential Information” has the meaning set forth in Section 14.03(a).

“disclosing party” has the meaning set forth in Section 14.03(a).

“Effective Date” shall mean the closing date under the Merger Agreement.

“Estimated Monthly Payment” has the meaning set forth in Section 5.06(a).

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Amount” has the meaning set forth in Section 5.03(b).

“Excess Payment Amount” has the meaning set forth in Section 5.07.

“Existing NewPage Credit Agreements” means (i) the Asset-Based Revolving Credit Agreement dated as of February 11, 2014 among NewPage, NewPage Investment Company LLC, the lenders party thereto from time to time, Barclays Bank PLC, as administrative agent and collateral agent, BMO Harris Bank N.A., as co-collateral agent, and certain other parties thereto, as amended, supplemented or otherwise modified from time to time to the date hereof and (ii) the First Lien Credit Agreement dated as of February 11, 2014 among NewPage, NewPage Investment Company LLC, the subsidiaries of NewPage, the lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and certain other parties thereto, as amended, supplemented or otherwise modified from time to time to the date hereof.

“Existing Verso Credit Agreements” shall mean (i) the Credit Agreement dated as of May 4, 2012 among Verso, the lenders party thereto from time to time, Citibank N.A., as administrative agent, and certain other parties thereto, as amended, supplemented or otherwise modified from time to time to the date hereof and (ii) the Credit Agreement dated as of May 4, 2012 among Verso, the lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and certain other parties thereto, as amended, supplemented or otherwise modified from time to time to the date hereof.

“including” shall mean including without limitation.

“Intercompany Transactions” has the meaning set forth in Section 3.02.

“Merger Agreement” has the meaning set forth in the recitals.

“NewPage” has the meaning set forth in the preamble.

“NewPage Lenders” shall mean the lenders party to the Existing NewPage Credit Agreements from time to time.

“NewPage Parent” has the meaning set forth in the preamble.

“non-disclosing party” has the meaning set forth in Section 14.03(a).

“Non-Reducing Party” has the meaning set forth in Section 5.03(b).

“Party” has the meaning set forth in the preamble.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.

“Pre-Transaction Cost” means, with respect to any received Shared Service, the all-in cost incurred or paid by NewPage for the identical or substantially equivalent service or function on an average basis over the twelve-month period prior to the Effective Date, which may include fully-fringed employee costs, reasonable allocation of direct and indirect corporate and related overhead and other, similar costs, in each case as determined in the good faith, reasonable commercial judgment of Verso.

“Primary Party” has the meaning set forth in the preamble.

“Quarterly True-Up Statement” is defined in Section 5.07.

“Reducing Party” has the meaning set forth in Section 5.03(a).

“Relevant Capacity” “ has the meaning set forth in Section 5.03(a).

“Representatives” has the meaning set forth in Section 14.03(a).

“Service Taxes” has the meaning set forth in Section 9.03.

“Shared Services” has the meaning set forth in Section 3.01.

“Shortfall Payment Amount” has the meaning set forth in Section 5.07.

“Steering Committee” is defined in Section 6.01.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Term” has the meaning set forth in Section 2.01.

“Triggering Event” has the meaning set forth in Section 5.03(a).

“Verso Lenders” shall mean the lenders party to the Existing Verso Credit Agreements from time to time.

ARTICLE II

TERM

2.01 Term. The term of this Agreement shall commence upon the Effective Date and shall continue for three (3) years from the Effective Date and for any renewal terms as provided in the following sentence, unless otherwise terminated in accordance with Article XI (the “Term”). Upon the expiration of the initial Term, the Term shall automatically renew for successive renewal terms of one (1) year each unless Verso or NewPage provides written notice to the contrary to the other Primary Party at least ninety (90) days prior to the expiration of the then current Term.

ARTICLE III

SHARED SERVICES; INTERCOMPANY TRANSACTIONS

3.01 Shared Services. During the Term, Verso shall, or shall cause one or more of its Subsidiaries or third-party service providers to, provide to NewPage and its Subsidiaries those corporate and other shared services set forth under the heading “Description” on Exhibit A hereto (the “Shared Services”).

3.02 Intercompany Transactions. During the Term, Verso and NewPage may engage in intercompany commercial transactions in the course of their normal business activities, which may include those transactions set forth on Exhibit B hereto (the “Intercompany Transactions”).

ARTICLE IV

SYNGERGIES

4.01 Synergies. During the applicable Term, 100% of the realized synergies and related cost savings resulting from the transactions contemplated by the Merger Agreement (“Synergies”) shall be for the benefit of Verso, and, to the extent realized by NewPage, shall be paid by NewPage to Verso as set forth below starting after the Effective Date. Initial Synergies are anticipated to include those set forth on Exhibit C. For the avoidance of doubt, reductions in the cost of raw materials and/or logistics/transportation achieved due to Synergies or other economies of scale or purchasing efficiencies resulting from the transactions contemplated by the Merger Agreement shall constitute compensable Synergies hereunder (it being understood that Verso shall not procure such raw materials or transportation/logistics services as an agent of NewPage).

ARTICLE V

COST ALLOCATION

5.01 Shared Services Costs. For any Shared Service provided by Verso to NewPage, NewPage shall pay Verso the Pre-Transaction Cost of such Shared Service.

5.02 Synergy Implementation Costs. Costs incurred through the implementation of the expected Synergies resulting from the transactions contemplated by the Purchase Agreement, including but not limited to severance payments and information technology expenses, shall be allocated so that one-third (1/3) of such implementation cost shall be borne by Verso and two-thirds (2/3) of such implementation cost shall be borne by NewPage; provided, however, that in no event shall the total amount of such implementation costs allocated to NewPage exceed fifty-five million dollars ($55,000,000.00).

5.03 Make-Whole Payments.

(a) From the Effective Date until the final maturity of the longest-dated indebtedness of NewPage under the Existing NewPage Credit Agreements in the event that either Primary Party experiences a reduction in production capacity (“Reducing Party”) that exceeds 10% relative to such Primary Party’s production capacity immediately prior to the Effective Date (such amount of capacity the “Relevant Capacity”), a “Triggering Event” will be deemed to have occurred.

(b) Upon a Triggering Event, if the Primary Party that did not experience the capacity reduction (“Non-Reducing Party”) realizes an increase in tons sold in any of the four subsequent quarters, as compared to the amount of tons sold prior to the Triggering Event (the “Excess Amount”), of at least 10% of the Relevant Capacity, then the Non-Reducing Party will pay to the Reducing Party, the lesser of (i) $75 multiplied by the Excess Amount divided by four (4) and (ii) the amount of EBITDA attributable by the Reducing Party to the Relevant Capacity, in the four (4) quarters prior to the to the Triggering Event, divided by four. Such amounts will be paid quarterly, in arrears, sixty (60) days after the conclusion of such quarter.

5.04 Allocation Methodology Evaluation. No less often than annually, the Steering Committee shall meet to evaluate and determine whether the allocation methodologies then in existence accurately and equitably reflects the performance and use of Shared Services by Verso or NewPage. The Steering Committee shall evaluate the Shared Services being performed and used and shall determine whether the allocation methodologies then in existence require adjustment and, upon a determination that an adjustment is required, shall have the authority to and shall effect such adjustment. Each of Verso and NewPage shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. In the event that either Verso or NewPage disagrees with the allocation methodologies determined by the Steering Committee, the dispute resolution procedures set forth in Article XIII shall apply.

5.05 Non-Cash Cost Allocation. Any costs that are non-cash costs or expenses shall be allocated to Verso and NewPage for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with U.S. generally accepted accounting principles and based on the otherwise applicable allocation methodology, if any.

5.06 Invoicing and Payment.

(a) Shared Services. Prior to the first day of each month during the term of the applicable Shared Service, Verso shall (i) estimate (or calculate, as applicable) the costs of Shared Services to be provided for such month, which shall be based upon an annual budget of Verso and NewPage as previously agreed upon by Verso and NewPage (the “Estimated Monthly Payment”) and (ii) prepare and issue invoices for such Estimated Monthly Payment to be paid by NewPage, which invoices shall be delivered on the first day of each month (or as promptly as practicable thereafter). Not later than five (5) Business Days following delivery of an invoice for the Estimated Monthly Payment, NewPage shall promptly pay the Estimated Monthly Payment to, or as directed by, Verso. NewPage may elect to cause all or any portion of the Estimated Monthly Payment to be satisfied by one or more of its Subsidiaries.

(b) Synergies. Verso shall invoice NewPage for 100% of Synergies realized by NewPage within ten (10) days following the end of each month during the Term. Such invoice shall include the amount of the Synergy or Synergies realized by NewPage and reasonable supporting detail. NewPage shall, or shall cause one or more of its subsidiaries to, pay to Verso the amount of such invoiced Synergies within five (5) Business Days following NewPage’s receipt of each such invoice. At Verso’s election, Synergy invoicing for the last month in any quarter may instead be included within the Quarterly True-Up Statement referred to below.

(c) Synergy Implementation Costs. Verso and NewPage shall invoice their respective allocation of synergy implementation costs described in section 5.02 within ten (10) days following the end of each month during the Term. Such invoice shall include the detail of synergy implementation costs incurred and the allocated cost amount to be recovered. NewPage and Verso shall pay the synergy implementation costs invoices within five (5) Business Days of receipt of the invoice.

(d) Intercompany Transactions. Intercompany Transactions shall be invoiced at or about the time of their occurrence to the Primary Party responsible for rendering payment for such Intercompany Transaction. Invoices shall be generated pursuant to an intercompany system agreed between the Primary Parties (or, absent such agreement, shall be invoiced by Verso). Any such invoice shall include the amount owing and payable for such Intercompany Transaction and reasonable supporting detail. All intercompany transactions should generally be settled as promptly as practicable with the same payment terms as equivalent third-party transactions. Any amount owing and payable due to an Intercompany Transaction that is not settled as set forth in the preceding sentence shall be paid by the applicable Primary Party not later than the 90th calendar day following such invoice. At the election of the Primary Parties, the net settling of Intercompany Transactions may be combined with the settlement of Synergies invoices as set forth in Section 5.06(b).

5.07 Quarterly True-Up Statements. Within forty (40) days following the end of each calendar quarter during the Term, Verso shall furnish NewPage with a written statement that includes reasonable supporting detail comparing the aggregate Estimated Monthly Payments previously invoiced to and paid by NewPage for such prior quarter with the actual costs allocable to NewPage as provided above for all Shared Services provided to NewPage or its Subsidiaries for such prior quarter (the “Quarterly True-Up Statement”). If the aggregate Estimated Monthly Payments previously invoiced to and paid by NewPage for such prior quarter are greater than the actual costs allocable to NewPage for all Shared Services provided to NewPage or its Subsidiaries for such prior quarter (an “Excess Payment Amount”), NewPage shall be entitled to receive the benefit of such Excess Payment Amount in accordance with Section 5.08(b). If the aggregate Estimated Monthly Payments previously invoiced to and paid by NewPage for such prior quarter are less than the actual costs allocable to NewPage for all Shared Services provided to NewPage or its Subsidiaries for such prior quarter (a “Shortfall Payment Amount”), Verso shall be entitled to receive the benefit of such Shortfall Payment Amount in accordance with Section 5.08(b).

5.08 Determination and Payment.

(a) Unless written objection to any Quarterly True-Up Statement is received by Verso from NewPage within ten (10) days of Verso’s delivery of such Quarterly True-Up Statement, such Quarterly True-Up Statement shall be final and binding. In the event NewPage provides timely notice that it disputes all or any portion of any Quarterly True-Up Statement, the dispute resolution procedures set forth in Article XIII shall govern the resolution of such dispute.

(b) The undisputed portion of any Excess Payment Amount or Shortfall Payment Amount shall be accounted for in the Monthly Estimate Statement for the calendar month immediately following the last month covered by such Quarterly True-Up Statement by (i) increasing the amount otherwise owing and payable thereunder, in the case of any Shortfall Payment Amount under such Quarterly True-Up Statement or (ii) reducing the amount otherwise owing and payable thereunder, in the case of any Excess Payment Amount under such Quarterly True-Up Statement, in each case on a dollar-for-dollar basis.

ARTICLE VI

SERVICE MANAGEMENT

6.01 Steering Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, Verso and NewPage shall establish a “Steering Committee” consisting of at least one executive officer from each of Verso and NewPage and whereby each of Verso and NewPage is equally represented (provided that the chairman of the Steering Committee shall in all cases be deemed a representative of both Verso and NewPage for purposes of determining equal representation on the Steering Committee). The initial Steering Committee representatives shall be Robert P. Mundy, who shall also serve as the initial chairman of the Steering Committee, Bob Wilhlelm, the divisional financial representative of Verso, and Robert W. Ashbumer, the divisional financial representative of NewPage. The Steering Committee representatives shall meet at least quarterly (or more frequently if needed or reasonably requested by a representative) during the Term to determine the Shared Services to be provided and the payments to be made pursuant to this Agreement. Such determination with respect to the Shared Services to be provided shall include the scope, manner, level and place or places where such Shared Services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a Shared Service is to be provided, or the scope, manner, level and place or places at which such Shared Service shall be provided, such Shared Service shall not be provided until such time as the members of the Steering Committee determine the relevant matters. The Steering Committee representative(s) for NewPage or Verso, as the case may be, shall stay reasonably apprised of the activities of the employees, agents and contractors of NewPage or Verso, as the case may be, who are providing or receiving the Shared Services in order to maximize efficiency in the provision and receipt of the Shared Services.

6.02 Additional Services. NewPage may, from time to time, request additional services that are not set forth in this Agreement. Verso and NewPage agree to negotiate in good faith the terms and conditions by which Verso would be willing to perform such additional services, if at all.

6.03 Changes to Shared Services.

(a) Verso and NewPage may mutually agree to modify the terms and conditions of Verso’s performance of any Shared Service in order to reflect new procedures, processes or other methods of providing such Shared Service. Verso and NewPage shall negotiate in good faith the terms and conditions upon which Verso would be willing to implement such change, if at all.

(b) Verso may make: (i) changes to the process of performing a particular Shared Service that do not adversely affect the benefits to NewPage of Verso’s provision or quality of such Shared Service in any material respect or increase NewPage’s allocated cost for such Shared Service; (ii) emergency changes in the manner in which a particular Shared Service is provided on a temporary and short-term basis; and/or (iii) changes to a particular Shared Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of NewPage.

6.04 Service Quality. Verso shall, and shall cause its Subsidiaries to, perform the Shared Services for NewPage (i) with reasonable care and skill, (ii) in a manner and quality and with a standard of care and scope that are consistent in all material respects with Verso’s and such Subsidiaries’ current practice in performing the Shared Services for NewPage and its Subsidiaries and (iii) on a priority basis that is not materially lower in the aggregate than with respect to any similar services that are provided to Verso or any of its Affiliates. Verso shall use commercially reasonable efforts to provide the Shared Services to NewPage and its Subsidiaries throughout the Term without material interruption. Verso shall, and shall instruct and use commercially reasonable efforts to cause its Affiliates, representatives, contractors, invitees and licensees to, comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of Verso. Verso represents and warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that Verso has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b) the execution, delivery and performance by Verso of this Agreement have been duly authorized by all necessary action on the part of Verso and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Verso, enforceable in accordance with its terms; and

(c) the execution and delivery by Verso of this Agreement does not, and the provision of Shared Services by Verso contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) Verso’s certificate of incorporation or bylaws or (ii) material any contract, agreement or instrument by which Verso is bound.

7.02 Representations and Warranties of NewPage. NewPage represents and warrants that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that NewPage has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b) the execution, delivery and performance by NewPage of this Agreement have been duly authorized by all necessary corporate action on the part of NewPage and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of NewPage, enforceable in accordance with its terms; and

(c) the execution and delivery by NewPage of this Agreement does not, and the reception of Shared Services by NewPage contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) NewPage’s certificate of incorporation or bylaws or (ii) material any contract, agreement or instrument by which NewPage is bound.

ARTICLE VIII

INDEMNITY

8.01 Indemnity by NewPage. NewPage shall indemnify, defend and hold harmless Verso, its Affiliates, Subsidiaries and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with Verso’s and/or its Subsidiaries’ provision of such Shared Service to NewPage and/or its Subsidiaries, except to the extent caused by the gross negligence or willful misconduct of Verso.

8.02 Procedure. Verso shall promptly provide NewPage with written notice of any claim, action or demand for which indemnity is claimed. NewPage shall be entitled to control the defense of any such claim, action or demand; provided, that Verso may participate in any such claim, action or demand with counsel of its choice at its own expense; and provided, further, that NewPage shall not settle any claim, action or demand without the prior written consent of Verso, such consent not to be unreasonably withheld or delayed. If NewPage so requests, Verso shall reasonably cooperate in the defense of such claim, action or demand at NewPage’s expense.

8.03 Limitation on Indemnity. Notwithstanding anything contained herein to the contrary, in no event shall NewPage, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

ARTICLE IX

COVENANTS AND OTHER AGREEMENTS

9.01 Certain Intellectual Property Matters. If, in connection with its provision of the Shared Services, either Primary Party provides, or provides access to, the other Primary Party and/or its Affiliates any intellectual property owned by such Primary Party, it shall grant the other Primary Party, during the Term, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid up license to such intellectual property, solely to the extent necessary to receive the Shared Services in accordance with this Agreement. To the extent that either Primary Party provides, or provides access to, the other Primary Party and/or its Affiliates any intellectual property not owned by such Primary Party or its Affiliates such Primary Party shall grant to the other Primary Party and/or its Affiliates, during the term of the Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up sublicense to such intellectual property, solely to the extent necessary to provide or receive the Shared Services in accordance with this Agreement; provided that any other Primary Party’s and its Affiliates’ access to, use of and rights for such third-party intellectual property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such intellectual property, which terms and conditions were disclosed or otherwise made available to such Primary Party by the other Primary Party. Upon the termination or expiration of any element or sub-element of the Shared Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant intellectual property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted under this Agreement shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof.

9.02 Network Access and Security.

(a) All interconnectivity by Verso to the computing systems and/or networks of NewPage, and all attempts at such interconnectivity, shall be only through the security gate-ways/firewalls of the Primary Parties; provided, that, during the Term, NewPage may transition any such computing systems and/or networks to such security gateways/firewalls as determined by NewPage, and, subject to the limitations set forth below, Verso shall provide commercially reasonable cooperation to NewPage in connection with such transition; provided that NewPage shall reimburse Verso in full for its reasonable costs or expenses incurred in relation to such cooperation.

(b) Neither Primary Party shall access, and the Primary Parties shall take reasonable actions designed to prevent unauthorized Persons to access, the computing systems and/or networks of the other Primary Party without the other Primary Party’s express written authorization or except as otherwise authorized or reasonably required by the other Primary Party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement.

(c) The Primary Parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by NewPage to Verso computing systems and/or networks, which shall be consistent in all material respects with that used by such Primary Parties immediately prior to the Effective Date.

(d) Verso shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by Verso immediately prior to the Effective Date, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of Verso’s systems and confidential information of NewPage on Verso’s systems, (ii) protect against any threats or hazards to the security or integrity of Verso’s systems, including the confidential, non-public and proprietary information of NewPage on

Verso’s systems, and (iii) prevent unauthorized access to or use of Verso’s systems, including the confidential, non-public and proprietary information of NewPage on Verso’s systems. NewPage shall comply with all physical, electronic and procedural security policies and procedures maintained by Verso pursuant to this Agreement that have been made available by Verso to NewPage.

9.03 Taxes. All applicable sales, use, value added, GST, transfer, receipts, consumption or other similar taxes chargeable on the Shared Services, together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding, shall be payable by Verso in the event that such Service Taxes relate to services provided by a third party (and Verso shall be entitled to any recovery or credit in relation thereto).

ARTICLE X

DEFAULT

10.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to Verso or NewPage, as the case may be, failing in the performance or effecting the breaching act.

10.02 Verso Default. An “Event of Default” shall exist with respect to Verso if Verso shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Verso and such failure shall continue for a period of thirty (30) days after written notice thereof from NewPage to Verso specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Verso fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from NewPage with respect to such failure.

10.03 NewPage Default.

(a) An “Event of Default” shall exist with respect to NewPage if NewPage shall (i), unless subject to a good faith dispute, fail to make any monetary payment required under this Agreement on or before the due date recited therein and such failure continues for thirty (30) days after written notice from Verso specifying such failure, (ii) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to NewPage and such failure shall continue for a period of thirty (30) days after written notice thereof from Verso to NewPage specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if NewPage fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter or (iii) consummate a Change of Control Transaction.

(b) A “Change of Control Transaction” shall mean any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any person or group, except Apollo or any of its respective Affiliates, acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding equity of NewPage or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of NewPage and its Subsidiaries to any person or group (including any liquidation, dissolution or winding up of the affairs of NewPage, or any other distribution made, in connection therewith), except Apollo or any of its respective Affiliates.

10.04 Bankruptcy. An Event of Default shall exist with respect to any Party if such Party:

(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(b) makes a general assignment for the benefit of creditors;

(c) is adjudicated bankrupt or insolvent; or

(d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

10.05 Reorganization/Receiver. An Event of Default shall exist with respect to any Party if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of such Party or any of its Subsidiaries or appointing a receiver, trustee or liquidator of any Party or any of its Subsidiaries of all or a substantial part of any of the assets of such Party or any of its Subsidiaries and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

10.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting Party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE XI

TERMINATION

11.01 Terminating Events. This Agreement shall terminate at the written election of the non-defaulting Party upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.

11.02 Termination for Convenience. NewPage may terminate its receipt of any Shared Service for its convenience, without cause, by giving Verso written notice not less than thirty (30) days prior to the effective date of such termination. No such termination shall effect NewPage’s obligation to make payment to Verso for Synergies as set forth in Section 5.06(b).

11.03 Effect of Termination. Notwithstanding anything herein to the contrary, this Section 11.03, Section 11.04 and Article XIV (other than Section 14.08) shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within fifteen (15) days after the termination of this Agreement, NewPage shall pay Verso all accrued and unpaid amounts due under this Agreement.

ARTICLE XII

NOTICES

12.01 Notices. All notices provided for in this Agreement or related to this Agreement, which either Verso or NewPage desires to serve on the other, shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a) by United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b) by a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid; or

(c) a nationally recognized overnight delivery service;

provided for receipted delivery, addressed as follows:

Verso:

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Telephone: (901) 369-4228

Attention: Robert P. Mundy

NewPage:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Telephone: (937) 242-9324

Attention: General Counsel

Either Verso or NewPage may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other Primary Party, by giving notice to the other Primary Party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE XIII

DISPUTE RESOLUTION

13.01 Resolution Procedure. Each of Verso and NewPage agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Primary Parties or as provided for in this Article XIII.

13.02 Exchange of Written Statements. In the event of a dispute under this Agreement, either NewPage or Verso may give a notice to the other requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each of Verso and NewPage shall submit to the other a written statement setting forth such Primary Party’s description of the dispute and of the respective positions of the Primary Parties on such dispute and such Primary Party’s recommended resolution and the reasons why such Primary Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Primary Party pursuant thereto may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

13.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

13.04 Determination of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both NewPage and Verso shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either NewPage or Verso may submit the dispute to any federal court in the State of Delaware in accordance with the terms of the Governing Law and Consent to Jurisdiction provisions of this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.01 Assignment. This Agreement shall not be assigned or transferred by any Party without the prior written consent of the other Parties; provided, however, this Agreement may be collaterally assigned without any such prior written consent to either the Verso Lenders or NewPage Lenders as the case may be. Notwithstanding the foregoing, (i) Verso shall have the right to delegate or subcontract its obligations under this Agreement, including, to any Subsidiary or third party service provider; provided that any such delegation or subcontracting shall not relieve Verso of its obligations under this Agreement and (ii) NewPage shall have the right to cause any Shared Services provided hereunder to be provided to any of NewPage’s Subsidiaries in NewPage’s sole discretion.

14.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against any Party. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the same to be drafted.

14.03 Confidentiality.

(a) NewPage’s materials and/or information that may be provided to Verso in connection with this Agreement and Verso’s materials and/or information provided to NewPage in connection with this Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of NewPage and Verso, respectively. Each Primary Party (a “non-disclosing party”) agrees not to (i) disclose Confidential Information of the other Primary Party (a “disclosing party”) to any third party other than its Affiliates and such Affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”) who need to know such information in connection with this Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under this Agreement, in either case without the express written consent of the disclosing party. Further, each Primary Party shall be responsible for any breaches of the confidentiality provisions of this Agreement by its Representatives. Promptly upon the written request of a Primary Party (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such Primary Party shall be returned or destroyed and NewPage shall terminate and shall cause its employees, agents and Representatives to terminate all access to any and all Verso computer systems; provided, however, that each Primary Party may keep archival copies of any Confidential Information for legal and compliance purposes as to comply with any bona fide records retention policy. These confidentiality provisions shall survive the expiration or earlier termination of this Agreement.

(b) “Confidential Information” shall not be deemed to include, and neither Primary Party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another Person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be dis-closed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.

14.04 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

14.05 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

14.06 Attorneys’ Fees. Should any Party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing Party shall be entitled to receive from the other Parties all costs of the action or proceeding and reasonable attorneys’ fees.

14.07 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

14.08 Counterparts. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

14.09 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure. The Party claiming the benefit of such provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other Party of the nature, extent and expected duration of any such force majeure condition and (ii) use its reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as feasible. NewPage shall not be required to pay for any suspended Shared Services during which such Shared Services are not being provided to NewPage. Verso agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any Shared Service by reason of force majeure and is unable to fulfill NewPage’s requirements for such Shared Services, Verso shall treat NewPage no less favorably than any other similarly situated business in the allocation by Verso between such businesses and NewPage of such affected Shared Service and in a manner consistent with past practice. If Verso’s performance of any Shared Services is suspended or rendered impractical by reason of force majeure for a period in excess of thirty (30) days, then NewPage shall have the right to terminate this Agreement with respect to such Shared Services immediately upon written notice to Verso.

14.10 No Warranties. Verso and its Subsidiaries shall use their best efforts to render the Shared Services contemplated by this Agreement in good faith to NewPage and its Subsidiaries, but hereby explicitly disclaims any and all warranties, express or implied, except to the extent expressly provided herein.

14.11 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in an way modify, restrict or amend any of the terms or provisions hereof.

14.12 Waiver. The waiver by any Party of any default or breach of any of the provisions, covenants or conditions herein of the part of any of the other Parties to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

14.13 Consent to Jurisdiction. Each Party shall irrevocably submit to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any action arising out of or relating to this Agreement, and shall irrevocably agree that all claims in respect of such action may be heard and determined in such court. Each Party shall irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The Parties shall further agree, (A) to the extent permitted by law, that final and unappealable judgment against either of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any action or proceeding shall be effective if notice is given in accordance with the terms of this Agreement.

14.14 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

14.15 Third Party Beneficiaries. None of the obligations hereunder of any Party shall run to or be enforceable by any Person other than the Parties and their respective successors and assigns in accordance with the provisions of this Agreement.

14.16 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by all of the Parties, and no oral understandings shall be binding as between or among the Parties.

14.17 No Right of Set-Off. Other than as set forth in this Agreement, no Party shall have any right to set-off or offset any obligation or payment due to any other Party pursuant to the terms of this Agreement against any obligation or payment due or owing to such Party pursuant to the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed and delivered as of the day and year first above written.

Verso

VERSO PAPER CORP.

By:	/s/ Robert P. Mundy
	Name:	Robert P. Mundy
	Title:	Senior Vice President and Chief
Financial Officer

NewPage

NEWPAGE CORPORATION

By:	/s/ Robert P. Mundy
	Name:	Robert P. Mundy
	Title:	Senior Vice President and Chief
Financial Officer

NewPage Parent

NEWPAGE HOLDINGS INC.

By:	/s/ Robert P. Mundy
	Name:	Robert P. Mundy
	Title:	Senior Vice President and Chief
Financial Officer